Exhibit (d)(43)

Form of

Schedule A

Funds and Portfolios Covered by Master International Research Agreement

between

Fidelity International Investment Advisors

and

FMR Co., Inc.

dated as of ______________

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity Emerging Markets Equity Central Fund	Equity	09/17/08

Agreed and Accepted

as of ___________

[SIGNATURE LINES OMITTED]